Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

DEMANDWARE, INC.

at

$75.00 Net Per Share

by

DYNASTY ACQUISITION CORP.,

a wholly-owned subsidiary

of

SALESFORCE.COM, INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated June 10, 2016 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”) in connection with the offer by Dynasty Acquisition Corp., a Delaware corporation (the “Purchaser”), and a wholly-owned subsidiary of salesforce.com, inc., a Delaware corporation (“Salesforce”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Demandware, Inc., a Delaware corporation (“Demandware”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 31, 2016, by and among the Purchaser, Salesforce and Demandware (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Demandware, and Demandware will become a wholly-owned subsidiary of Salesforce (the “Merger”). If the Offer is consummated, the Purchaser does not anticipate seeking the approval of Demandware’s remaining public stockholders before effecting the Merger. The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective without a meeting of the Demandware stockholders in accordance with Section 251(h) of the Delaware General Corporation Law. We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $75.00 per Share, net to you in cash, without interest thereon, less any required withholding taxes.

2. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time, on Friday, July 8, 2016 (which is the end of the day on Friday, July 8, 2016), unless the Purchaser shall have extended the period of time for which the Offer is open as described in the Offer to Purchase (the latest date and time at which the Offer is open, the “Expiration Date”).

3. The Offer is conditioned upon, among other things, the conditions that:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered and not validly withdrawn (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), together with any Shares beneficially owned by Salesforce or any of its subsidiaries, is equal to at least one share more than half of the sum of (i) all Shares then-outstanding, plus (ii) all Shares issuable to holders of Demandware stock options from whom Demandware has received notices of exercise (and as to which Shares have not yet been issued to such exercising holders of Demandware stock options) (the “Minimum Condition”);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and by the German Federal Cartel Office have expired, or been terminated or obtained, as applicable;

(c) no Governmental Entity of competent jurisdiction has (A) enacted, issued, promulgated, enforced, entered or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer and the Merger or making the consummation of the Offer and the Merger illegal or otherwise preventing the consummation of the Offer or the Merger, or (B) issued or granted any order, stay, decree, judgment or injunction (preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Offer and the Merger or making the consummation of the Offer and the Merger illegal or otherwise preventing the consummation of the Offer or the Merger; provided, that the failure of this clause (c) to be satisfied shall not have resulted from a material breach by Salesforce or the Purchaser of any of their obligations under the Merger Agreement;

(d) the representations and warranties of Demandware in the Merger Agreement are accurate, subject to certain materiality standards;

(e) no Company Material Adverse Effect has occurred or existed at or prior to the Acceptance Time and be continuing as of immediately prior to the Acceptance Time;

(f) Demandware has not materially breached or failed to perform in a material respect any of its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

(g) Salesforce and the Purchaser have received a certificate executed by Demandware’s chief executive officer and chief financial officer relating to the satisfaction of certain conditions to the Offer; and

(h) the Merger Agreement has not been validly terminated in accordance with its terms.

Subject to the rights and obligations of the Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Merger Agreement, the Purchaser will not be required to (and Salesforce will not be required to cause the Purchaser to) irrevocably accept for purchase or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares that are tendered pursuant to the Offer, and may (and Salesforce may cause the Purchaser to) terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Merger Agreement and applicable law, and may postpone the acceptance of, or payment for, any Shares in accordance with (and to the extent permitted by) the terms of the Merger Agreement, if any of these conditions is not satisfied at or prior to the Expiration Date. The Purchaser may waive any of the conditions to the Offer without the prior consent of Demandware, except for the Minimum Condition described in paragraph (a) above. The Offer is not conditioned upon Salesforce or the Purchaser obtaining financing.

4. Any stock transfer taxes applicable to the sale of the Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Demandware, Inc.

by

Dynasty Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 10, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Dynasty Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Demandware, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE

Number of Shares to be Tendered[1]

Account Number	Signature(s)

Tax Identification or Social Security Number(s)	Name(s)

Dated , 2016
Address(es)

Zip Code

Please return this form to the brokerage firm or other nominee maintaining your account.

[1]	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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